UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Strategy Inc

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UPLOAD OF EXCERPT OF RECORDED INTERVIEW:

On April 24, 2026, the Paul Barron Network posted to their YouTube channel (https://www.youtube.com/@PaulBarronNetwork) an interview with Phong Le, President and CEO of Strategy Inc (the “Company”), during which Mr. Le discussed, among other things, the Company’s 2026 Annual Meeting of Shareholders and certain of the proposals to be presented for shareholder consideration. A transcript of Mr. Le’s remarks regarding the foregoing during the interview is set forth below as Annex A.

Annex A

Le: It’s a perpetual preferred, you know, a preferred equity is listed on the Nasdaq or NYSE. And this happens to be perpetual, which means that there is no maturity. A normal preferred has a 3 or 5 year maturity. So it behaves it looks like an equity but it pays a dividend. The dividend we pay [on STRC] is 11.5%. We pay that monthly. We have a proposal now to pay it actually semi-monthly. So twice a month. And it’s also paid in cash and tax deferred. That’s the product.

*****

Le: There’s an interesting movement amongst traders, right. If you’re a trader, what do you want to do with one record date a month, right? And that’s the 15th of every month. You want to buy the product on the 14th, and then you want to sell it on the 15th, hold it for one day, get paid 11.5%. Right. And then for the rest of the days is whatever put it back into a T-Bill or something like that, right. So that’s the dynamic you see right here, which is why we’re proposing two record days. But look, if somebody wants to do that that’s fine too. But if you’re a typical yield starved investor and you just want yield over the long term, I would just buy it and hold it.

Barron: So you look at the potential for the semi-annual proposal. How much would this fix the volatility if you go that route?

Le: Mathematically, right, and you know there’s the difference between math and actual what people do and sentiment. And by the way this is semi-monthly. So twice a month. So from once a month to twice a month. It should drop the volatility by about 50%, right. It’s already a low volatility product sitting around 2 to 3 right now.

Barron: Yeah okay. So you think that that in general is going to be good for the overall performance. It’s going to give some more options to long-term investors as well as the short-term, you know, traders so to speak. Beyond that because I think there was one more sheet I wanted to show. So [STRC] is going to be the only equity right now with semi-monthly dividends. Is that right?

Le: Yeah, it’s pretty cool. You know, you see here in the universe of equities and before that in the universe of preferreds the vast majority, 95%, are paid quarterly. Right. Ours pays monthly. And if the shareholders approve this, when we move to semi-monthly, it’ll be the only preferred paying equity or dividend paying equity in the world that is paid semi-monthly.

Additional Information and Where You Can Find It

Strategy Inc (the “Company”) has already filed a preliminary proxy statement with the SEC. The Company also intends to file its definitive proxy statement and annual report to shareholders with the SEC. Securityholders are urged to read these documents, including the proxy statement, when they become available because they contain important information. You may obtain these documents free of charge on the SEC’s website at www.sec.gov.

Pursuant to SEC rules, the Company has elected to provide access to its proxy materials on the Internet instead of mailing printed copies of its proxy materials to all of its stockholders. Accordingly, the Company is sending a separate Notice of Internet Availability of Proxy Materials to its stockholders of record (i.e., holders of STRC Stock and common stock as of the record date).

The record date for the annual meeting is April 17, 2026. All stockholders of record will have the ability to access the proxy materials and the Company’s annual report on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed copy of the proxy materials and Annual Report. Instructions on how to access the proxy materials and Annual Report on the Internet or request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. Information regarding the participants in this solicitation and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it becomes available. To receive a printed copy of these materials, which the Company will provide to you free of charge, contact the Company’s Investor Relations Department by e-mail at ir@strategy.com or go to https://annualmeeting.strategy.com.

Participant Information

Strategy and its directors and executive officers are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Strategy’s shareholders in connection with the matters to be considered at the 2026 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the section titled “Executive Officer Compensation” and “Director Compensation” in the preliminary proxy statement available here. Information regarding the participants’ holdings of Strategy’s securities can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management” in the preliminary proxy statement available here.

Forward-Looking Statements

Statements in this communication about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the proposed changes to the terms of the Company’s Variable Rate Series A Perpetual Stretch Preferred Stock and related potential impacts. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 19, 2026 and the risks described in other filings that the Company may make with the SEC. Any forward-looking statements contained in this communication speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.